UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2016

DIVERSIFIED RESTAURANT HOLDINGS, INC.

(Name of registrant in its charter)

Nevada	000-53577	03-0606420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
27680 Franklin Road Southfield, MI 48034
(Address of principal executive offices)

Registrant's telephone number:  (248) 223-9160

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Transition Plan

On October 24, 2016, Diversified Restaurant Holdings, Inc. (the “Company”) issued a press release announcing that Phyllis A. Knight, 53, has been appointed Chief Financial Officer and Treasurer of the Company. Prior to joining the Company, Ms. Knight served as Chief Financial Officer of Polar Corporation, one of North America’s largest tank trailer manufacturing, service and parts organizations since 2014. Ms. Knight served as EVP and Chief Financial Officer of Champion Enterprises, Inc., a leading manufacturer and retailer of manufactured and modular homes with operations throughout North America and the United Kingdom from 2002 to 2013. Ms. Knight earned a Bachelor of Arts degree in accounting from Michigan State University.

In accordance with the previously announced management transition plan, current Chairman, President, and Chief Executive Officer, Michael Ansley, has provided the Company with a letter noting his resignation as President and CEO, effective as of October 24, 2016. Mr. Ansley will remain Chairman of the Board of Directors of the Company. David G. Burke, current Treasurer and Chief Financial Officer, has been appointed President and CEO of the Company effective as of October 24, 2016.

A copy of the press release is attached to this report as Exhibit 99.1 and incorporated here by reference.

Entry into Employment Agreement

The Company and Ms. Knight entered into a written employment agreement (the “Employment Agreement”) on October 20, 2016, for an initial three-year term. Pursuant to the Employment Agreement, Ms. Knight will receive a base salary of $340,000 per year.

During her term of employment, Ms. Knight will be eligible to participate in the Company's annual cash bonus plan. In fiscal years 2016, 2017, and 2018, her target bonus opportunity is 40% of base salary. Actual payments will be determined based upon a combination of Company results and individual performance against the applicable performance goals established by the Board.

As a signing bonus, Ms. Knight will receive a grant of 100,000 shares of the Company’s common stock. The stock award will be subject to the terms and conditions of the Company’s Stock Incentive Plan of 2011 and will vest ratably on January 1, 2018, January 1, 2019, and January 1, 2020.

During each year of the initial three-year term of the Employment Agreement, Ms. Knight will be eligible to receive an annual long-term incentive award of stock, options, or a combination thereof, as determined by the Compensation Committee. Each such award will be subject to the terms and conditions of the Company’s Stock Incentive Plan of 2011 and will vest three years following the date of grant.

Ms. Knight will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. Ms. Knight will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, including a car allowance, each in accordance with and subject to the eligibility and other provisions of such plans and programs.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of Ms. Knight’s employment under specific circumstances. If, during the term of the Employment Agreement, her employment is terminated by the Company other than for “cause,” or by Ms. Knight for “good reason” (each as defined in her agreement), she would be entitled to (1) continuation of her base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) a lump sum payment equal to a pro-rata portion of her annual bonus and (3) continuation of coverage of medical insurance benefits that she would otherwise be eligible to receive as an active employee of the Company for twelve months following the termination date. In the event of a change in control followed by termination by the Company without “cause” or by Ms. Knight for “good reason” within 12 months of the change of control, Ms. Knight would be entitled to (1) a lump sum payment equal to 1.0 times her annual base salary and target annual bonus for the year in which the termination occurs, and (2) continuation of coverage of medical insurance benefits that she would otherwise be eligible to receive as an active employee of the Company for six months following the termination date.

Ms. Knight’s receipt of the termination payments and benefits described above is contingent upon execution of a general release of any and all claims arising out of or related to her employment with the Company and the termination of her employment, and compliance with the restrictive covenants described below.

Pursuant to her employment agreement, Ms. Knight has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information, and has agreed that work product or inventions developed or conceived by her while employed with the Company relating to its business is the Company’s property. In addition, during the term of her employment and for the 24 month period following her termination of employment for any reason, Ms. Knight has agreed not to (1) compete with the Company, or (2) solicit or induce any of the Company’s employees or independent contractors to terminate their employment with the Company.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number                    Description

10.1 Employment Agreement between Diversified Restaurant Holdings, Inc. and Phyllis A. Knight, dated October 20, 2016

99.1 Press release of Diversified Restaurant Holdings, Inc., dated October 24, 2016

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.

Dated: October 24, 2016	By:	/s/ David G. Burke
	Name:	David G. Burke
	Title:	Chief Executive Officer (Principal Executive Officer)

Exhibit Index

Exhibit Number                    Description

10.1 Employment Agreement between Diversified Restaurant Holdings, Inc. and Phyllis A. Knight, dated October 20, 2016

99.1 Press release of Diversified Restaurant Holdings, Inc., dated October 24, 2016

4